TIFF Investment Program, Inc.

                TIFF Multi-Asset Fund

                    2405 Ivy Road
           Charlottesville, Virginia 22903

                Information Statement


    We are not asking you for a proxy and you are requested not to send us a proxy.


This  Information  Statement  is being  furnished  to
all  persons   owning  shares   ("Members")  of  TIFF
Multi-Asset  Fund  (the "Fund"),  a  series  of TIFF
Investment  Program,  Inc.  ("TIP"),  to provide such
Members  with   information   regarding   the  recent
addition  of  a  Money  Manager,   Martingale   Asset
Management,  L.P. ("Martingale"),  to the Fund. TIP's
Board  of  Directors  has  approved  a Money  Manager
Agreement   with    Martingale    (the    "Martingale
Agreement")  that,  as more fully  described  herein,
contains  substantially  similar terms and conditions
as   the   Fund's   Agreements   with   other   Money
Managers. The Martingale Agreement has been fully executed on behalf of each of TIP (for the account of the Fund) and Martingale, and now it governs the relationship between the Fund and Martingale.

TIP  was  not  required  to  obtain  approval  of the
Fund's  Members  before  entering into the Martingale
Agreement  because  TIP  has  obtained  an  exemptive
order  (the   "Order")   from  the   Securities   and
Exchange   Commission   exempting  TIP  from  certain
provisions  of the  Investment  Company  Act of  1940
(the  "1940  Act")  and  the  regulations  thereunder
that would  otherwise  mandate  such  approval.  (The
Order  permits TIP to enter into new  agreements,  or
amend  existing   agreements,   with  Money  Managers
without   obtaining   Member   approval,    but   the
exemption  does not apply to the  advisory  agreement
with TIP's investment advisor,  Foundation  Advisers,
Inc.,  or any  amendments  to such  agreement.)  This
Information   Statement  is  being  provided  to  all
Members as required by one of the conditions of the Order.

The Board of Directors of TIP expects to mail this Information Statement on or about November 12, 1998.


              FUND INFORMATION

Member  Information.  As of  October  30,  1998,  the
Fund   had   outstanding    26,893,888    shares   of
beneficial interest representing a total net asset value of $301,069,369, each dollar of beneficial interest being entitled to one vote.

As of October 30, 1998, the following persons owned of record or beneficially 5% or more of the shares of common stock of the Fund:

Name and Address                            Amount and Nature           Percent
of Beneficial Owner                      of Beneficial Ownership        of Fund

William Casper Graustein Memorial Fund      3,220,390                    11.97%
84 Trumbull Street
New Haven, CT 06511


Name and Address                            Amount and Nature           Percent
of Beneficial Owner                     of Beneficial Ownership         of Fund

The CH Foundation                           2,626,165                   9.76%
PO Box 16458
Lubbock, TX 79490

Monterey Bay Aquarium Foundation            2,502,217                   9.30%
866 Cannery Row
Monterey, CA 93940

The Greater New Orleans Foundation          1,493,977                   5.55%
2515 Canal Street, Suite 401
New Orleans, LA 70119

William T. Grant Foundation Inc.            1,440,858                   5.35%
515 Madison Avenue, 6th Fl.
New York, NY 10022

The Fund will furnish, without charge, a copy of TIP's annual report for the period ended December
31, 1997, and semi-annual report for the period ended June 30, 1998, to any Member upon request.
To  request a copy,  please  write to TIP at 2405 Ivy
Road;  Charlottesville,  VA  22903  or  call  TIP  at
(800) 984-0084.

Distributor  and  Administrator.   Investors  Capital
Services,  Inc.,  the  address  of which is 600 Fifth
Avenue,  New  York,  New York  10020,  serves  as the
Fund's administrator. AMT Capital Securities, LLC's address is 399 Park Avenue, New York, New York
10022 and serves as the Fund's distributor.

Investment   Adviser   and  Money   Managers.   TIP's
executive  offices  are  located  at 2405  Ivy  Road,
Charlottesville,    Virginia   22903.    The   Fund's
investment  adviser  is  Foundation  Advisers,   Inc.
("FAI"),  a  registered  investment  adviser  with an
address   at   2405   Ivy   Road,    Charlottesville,
Virginia   22903.    Pursuant   to   its   investment
advisory    agreement   with   TIP   (the   "Advisory
Agreement"),  FAI (a) develops  investment  programs,
selects  money  managers (the "Money  Managers")  who
each act as  sub-advisers  with  respect to a portion
of the Fund's  assets,  and  monitors  Money  Manager
investment  activities  and results;  (b) provides or
oversees  the  provision  of all general  management,
investment   advisory,   and   portfolio   management
services to TIP; and (c) provides TIP with office space, equipment and personnel.

At a meeting of the Fund's  Board of  Directors  held
on  September   14,  1998,   the  Board   unanimously
approved  the  Martingale  Agreement  which  contains
terms and conditions  substantially  similar to those
of   the   Fund's   Agreements   with   other   Money
Managers.     The    following    summary    provides
information   about   Martingale,    its   investment
strategy,   and  the  terms  and  conditions  of  the
Martingale  Agreement.  Please  see  the  section  of
this Information  Statement entitled  "Evaluation and
Action by TIP  Directors" for  information  regarding
the   deliberations   of  the   Board  of   Directors
concerning approval of the Martingale Agreement.



Investment  Management  Services  to be  Provided  by
Martingale

Pursuant  to  the  Martingale  Agreement,  Martingale
will   provide    professional    investment   equity
management  to the Fund and will  manage  the  assets
of  the  Fund  TIP  allocates  to  Martingale.  TIP's
Board of  Directors  has provided  Martingale  with a
set  of   investment   management   guidelines   that
Martingale must follow in investing the assets of the Fund.

Terms and Conditions of the Martingale Agreement

The Martingale Agreement was approved by the Board of Directors on September 14, 1998. Members are not being asked to approve the Martingale Agreement.

Money   Management  Fees.  As  compensation  for  the
services performed and the facilities and personnel provided by Martingale pursuant to this Agreement, the Fund will pay Martingale a fee according to the following schedule:

                     First $100 million of    average daily net assets at 0.10%
                     Next $200 million of average daily net assets at 0.08% Next $200 million of average daily net assets at 0.07%
                     Over $500 million   of average daily net assets at 0.05%

The term "average daily net assets" shall hereto be defined in this performance fee calculation as the sum of (a) the average daily net assets of the TIFF
U.S. Equity Fund and (b) the average daily net assets of the TIFF Multi-Asset Fund that comprise the normal benchmark allocation of TIFF Multi-Asset
Fund to US stocks (such percentage is currently fixed at 25%).

Basic  Terms.   The   Martingale   Agreement  has  an
initial term of two years and  provides  that it will
thereafter  continue  in  effect  from  year  to year
only if such  continuation is  specifically  approved
at  least  annually  by (a)  either  (i) a vote  of a
majority  of the Board of  Directors  of TIP, or (ii)
a  vote  of a  majority  of  the  outstanding  voting
securities  of the Fund and (b) a vote of a  majority
of the  Fund's  directors  who  are  not  "interested
persons"   (as   defined  in  the  1940   Act).   The
Martingale   Agreement   provides   that  it  may  be
terminated  by the Fund,  by its  Board of  Directors
or  by  a  vote  of a  majority  of  its  outstanding
voting  securities,  or by  Martingale,  in each case
at any  time  upon 30  days'  written  notice  to the
other party.  In  addition,  the  Agreement  provides
for  its  automatic   termination  in  the  event  of
assignment.

The  Martingale  Agreement  provides that  Martingale
is  required  to manage  the  securities  held by the
Fund,   subject   to  the   supervision   and  stated
direction  of FAI,  the  Fund's  investment  adviser,
and   ultimately   TIP's  Board  of   Directors,   in
accordance with the Fund's investment objective and policies, make investment decisions for the Fund, and place orders to purchase and sell securities on behalf of the Fund.

The  Martingale  Agreement  provides that  Martingale
is not  liable to the Fund for any error of  judgment
but  shall  be  liable  to  the  Fund  for  any  loss
resulting  from  willful  misfeasance,  bad  faith or
gross   negligence   by   Martingale   in   providing
services   under  the   Agreement  or  from  reckless
disregard  by  Martingale  of  its   obligations  and
duties under the Agreement.



Background Information Regarding Martingale

The functions of the Martingale  active  completeness
portfolio  are,  stated in order of  importance:  (1)
to ensure  that the U.S.  equity  segment of the Fund
is not overly  under- or  overweighted  in  important
market  sectors;  (2)  to  minimize  the  undesirable
"misfit risk"  characteristic  of most  multi-manager
fund   structures,   thereby   limiting   the  Fund's
exposure to  uncompensated  volatility of its returns
relative  to returns on the  Wilshire  5000;  and (3)
in   attempting   to   perform   the  two   preceding
functions,  to add value where  possible  through the
selection of  fundamentally  underpriced  stocks.  It
is  reasonable  to think of the  active  completeness
portfolio   as   customized   diversification.   Many
institutional  funds  experience  risk  from  chronic
underexposure  to the electric  utility and telephone
industries.  Commonly used asset  weighting  policies
of  active  managers  systematically   underrepresent
large capitalization stocks. Overweighted positions in higher volatility stocks, notably health care and drug companies, add uncompensated risk.

In  performing   its  assigned   duties,   Martingale
employs  a  variety  of   computer-based   analytical
tools,   including  stock  valuation  techniques  and
portfolio  construction  algorithms.  The firm uses a
variety of  sector-specific  models  (e.g.,  cyclical
stocks are analyzed  differently  than  utilities) to
analyze  the  prices  investors   currently  pay  for
earnings,   assets,  growth,  and  risk.  Differences
between the  perceived  "fair market value" of issues
and their market prices represent  opportunities  for
Martingale  to  generate  incremental  returns  while
also ensuring  that the Fund's  holdings are properly
diversified.  Martingale  puts  all  trades  out  for
competitive  bid among  several  brokers and attempts
to  keep  trading  costs  well  below   instituitonal
norms. Portfolios contain an average of 100 to 300 stocks. Annual turnover ranges from 60% to 100%.

The principal executive officers of Martingale and their principal occupations are as follows:

Name                                     Position


William E. Jacques                       CFA, Executive Vice President, Chief
                                         Investment Officer

Patricia J. O'Connor                     Chief Financial Officer
Alan J. Strassman                        Chairman of the Board
Arnold S. Wood                           President, Chief Executive Officer

The business address of each of the officers listed above is 222 Berkeley Street, Boston MA 02116.

EVALUATION AND ACTION BY TIP DIRECTORS

At a meeting on  September  14, 1998,  the  Directors
of  TIP  considered   information   with  respect  to
whether  the  Martingale  Agreement  is in  the  best
interests   of  the   Fund  and  its   Members.   The
Directors considered, with respect to Martingale, among other factors, its long-term track record serving the institutional investment community, its approach to US equities, and its administrative capabilities and experience.

Based  upon  its  review,   the  Board  of  Directors
concluded   that   the   Martingale    Agreement   is
reasonable,  fair,  and in the best  interests of the
Fund and its Members,  and that the fees  provided in
such  Agreement  are  fair  and  reasonable.  In  the
Board's  view,   retaining  Martingale  to  serve  as
Money  Manager  of the  Fund,  under the terms of the
Martingale  Agreement,  is desirable  and in the best
interests of the Fund and its  Members.  Accordingly,
after  consideration  of the above factors,  and such
other   factors   and   information   as  it   deemed
relevant,  the Board of  Directors,  including all of
the  Independent   Directors  in  attendance  at  the
meeting,    unanimously   approved   the   Martingale
Agreement.